Exhibit 99.1

Galectin Therapeutics Appoints Dr. Marc Rubin Chairman of the Board of Directors

NORCROSS, Ga. (January 8, 2016) – Galectin Therapeutics, Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, announces the election of Marc Rubin, M.D. as Chairman of the Board of Directors. Dr. Rubin, who has been serving as lead independent Director, succeeds James C. Czirr, who helped found the Company in 2000 and has served as Executive Chairman for the past seven years. Mr. Czirr will continue to serve as a Director. Dr. Rubin is a leading bioscience industry executive with more than 25 years of senior management and Board experience in the development and commercialization of pharmaceuticals.

“Dr. Rubin has been a tremendous asset to Galectin Therapeutics as a member of our Board of Directors and as lead independent Director, and he will provide strong leadership as Chairman. He brings a broad range of biotechnology and large pharmaceutical company experience, along with a track record in raising capital and developing and commercializing new pharmaceutical products,” said Peter G. Traber, M.D., President, Chief Executive Officer and Chief Medical Officer of Galectin. “As the company transitions its corporate governance, we thank Mr. Czirr for the tireless leadership, advocacy and dedication he has shown over the years, and look forward to his continued contributions as a member of the Board.”

“As Chairman I look forward to playing a more active role in leading Galectin’s highly experienced Board and working with its capable management team,” commented Dr. Rubin. “Galectin is an outstanding company founded on rigorously sound science, focusing first on a unique approach to liver disease but with potential applicability to a vast array of diseases in which fibrosis plays a role. It is my belief that this is a company that is poised for exceptional accomplishments over the next few years.”

Dr. Rubin is currently Executive Chairman of the Board of Directors of Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) and served as its President and Chief Executive Officer from October 2007 to January 2009. Until February 2007 he was Head of Global Research and Development for Bayer Schering Pharma, as well as a member of the Executive Committee of Bayer Healthcare and the Board of Management of Bayer Schering Pharma. Prior to the merger of Bayer Pharmaceuticals and Schering AG in June 2006, Dr. Rubin was a member of the Executive Board of Schering AG after joining the company in October 2003, and also served as Chairman of Schering Berlin Inc. and President of Berlex Pharmaceuticals, a division of Schering AG. From 1990 until August 2003, Dr. Rubin worked at GlaxoSmithKline in global clinical and commercial development, overseeing programs in the United States, Europe, Asia and Latin America. From 2001 through 2003 at GlaxoSmithKline, he was Senior Vice President of Global Clinical Pharmacology & Discovery Medicine.

Dr. Rubin is a member of the Board of Directors of Curis Inc. (NASDAQ: CRIS) and formerly served on the Board of Directors of Medarex, Inc., now a subsidiary of Bristol-Myers Squibb

Company. Dr. Rubin holds an M.D. from Cornell University Medical College and is board-certified in internal medicine with subspecialties in medical oncology and infectious diseases.

About Galectin Therapeutics

Galectin Therapeutics is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, which are key mediators of biologic function. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. The Company is pursuing a development pathway to clinical enhancement and commercialization for its lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that its lead compounds will be successful in treating liver cirrhosis and fibrosis due to fatty liver disease and in connection with cancer immunotherapy. Regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Contacts

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com.

LHA

Kim Golodetz

(212) 838-3777

kgolodetz@lhai.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc.

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